As filed with the Securities and Exchange Commission on May 28, 2009

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact Name of registrant as Specified in Its Charter)

Delaware	87-0547337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Address, Including Zip Code, and Telephone Number, Including Area

Code, of registrant’s Principal Executive Offices)

Kirk A. Benson

Chief Executive Officer and Chairman of the Board of Directors

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Linda C. Williams, Esq.

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒                                         Accelerated filer  ☐                                         Non-accelerated filer  ☐                                         Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)
14.75% Convertible Senior Subordinated Notes due 2014 (2)	$27,370,000	100%	$27,370,000	$1,527
Common Stock, par value $.001 per share	(1)	(1)	(1)	(1)

(1)

Includes up to 1,326,413 shares (plus such indeterminate number of shares of common stock as may be issued pursuant to anti-dilution and similar adjustments) issuable upon conversion of the 14.75% Convertible Senior Subordinated Notes due 2014 registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act.

(2)	Estimated pursuant to Rule 457 of the Securities Act solely for the purpose of calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$27,370,000

Headwaters Incorporated

14.75% Convertible Senior Subordinated Notes due 2014

and Shares of Common Stock Issuable upon Conversion of the Notes

Headwaters Incorporated issued 14.75% Convertible Senior Subordinated Notes Due 2014 (“the notes”) in private placements in March 2009 and April 2009. This prospectus will be used by selling securityholders to resell their notes and shares of common stock issuable upon conversion of their notes.

The notes are due on February 1, 2014. We will pay interest on the notes on February 1 and August 1 of each year, beginning August 1, 2009.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding December 1, 2013 only under the following circumstances: (1) during any fiscal quarter, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate transactions. On and after December 1, 2013 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading-day observation period.

The conversion rate will be 48.4623 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $20.63 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally with all our existing and future senior subordinated debt, senior to all our existing and future subordinated debt and junior to all our existing and future senior debt. The notes will be structurally junior to the liabilities of our subsidiaries.

For a more detailed description of the notes, see “Description of notes” beginning on page 18.

Our common stock is traded on the New York Stock Exchange under the symbol “HW.” The last reported sale price of our common stock on the New York Stock Exchange on May 27, 2009 was $3.96 per share.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the “Risk factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2009

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

As used in this prospectus, “Headwaters,” “combined company,” “we,” “our” and “us” refer to Headwaters Incorporated and its consolidated subsidiaries, including Headwaters Energy Services Corp. and its subsidiaries, Headwaters Resources, Inc. and its subsidiaries, Headwaters Construction Materials, Inc. and its subsidiaries (including Eldorado Stone LLC and Tapco International Corporation, and their subsidiaries and affiliates), Headwaters Heavy Oil, LLC, and Headwaters Technology Innovation Group, Inc., unless the context otherwise requires. As used in this prospectus, “HES” refers to Headwaters Energy Services Corp., together with its consolidated subsidiaries and affiliates; “HRI” refers to Headwaters Resources, Inc. and its consolidated subsidiaries; Headwaters Building Products or “HBP” refers to Headwaters Construction Materials, Inc., together with its consolidated subsidiaries and affiliates (including “Eldorado”, which refers to Eldorado Stone LLC and its subsidiaries and affiliates; and “Tapco,” which refers to Tapco International Corporation and its subsidiaries); and “HTI” refers to Headwaters Technology Innovation Group, Inc. unless the context otherwise requires.

Summary

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes incorporated in this prospectus by reference, before making an investment decision.

Headwaters Incorporated

Headwaters Incorporated (“Headwaters”) is a diversified company providing products, technologies and services in three industries: building products, coal combustion products (“CCPs”), and energy.

Our principal executive offices are located at 10653 South River Front Parkway, Suite 300 South Jordan, Utah 84095. Our telephone number is (801) 984-9400. Headwaters has a website located at http://www.headwaters.com. The information on this website is not a part of this prospectus.

The notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” “us,” and “Headwaters” refers to Headwaters Incorporated and not to its consolidated subsidiaries.

Issuer	Headwaters Incorporated, a Delaware corporation.

Selling Securityholders

The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. See “Selling securityholders.”

Securities	$27,370,000 principal amount of 14.75% Convertible Senior Subordinated Notes due 2014.

Maturity	February 1, 2014, unless earlier repurchased or converted.

Interest

14.75% per year. Interest began accruing from March 30, 2009 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2009. We will pay additional interest, if any, under the circumstances described under “Description of notes-Registration rights.”

Conversion rights

Holders may convert their notes prior to the close of business on the business day immediately preceding December 1, 2013, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•     during any fiscal quarter if the last reported sale price of our common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•     during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

• upon the occurrence of specified corporate transactions.

On and after December 1, 2013 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert the notes, in multiples of $1,000 principal amount, at the holder’s option regardless of the foregoing circumstances.

The conversion rate for the notes is 48.4623 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $20.63 per share), subject to adjustment as described in this prospectus. See “Description of notes-Conversion of notes” for a detailed description of conversion rights.

Upon conversion, we will pay cash up to the principal amount of the notes converted and shares of our common stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 20 trading-day observation period.

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in certain circumstances.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to holders of the notes upon conversion.

See “Description of notes-Conversion rights” for a detailed description of conversion rights, including examples of the calculation of payment upon conversion.

Fundamental Change

If we undergo a “fundamental change” (as defined in this prospectus under “Description of notes-Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Ranking

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior to all our existing and future senior debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries.

At March 31, 2009, we and our subsidiaries had $212.5 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which related to borrowings under our senior secured credit facility.

Registration rights

Pursuant to a registration rights agreement that we entered into with the initial holders of the notes, we have filed a shelf registration statement under the Securities Act, of which this prospectus is a part, relating to the resale of the notes and the common stock issuable upon conversion thereof.

No proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading

The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

U.S. federal income tax consequences

For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material United States federal income tax considerations.”

New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “HW.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association

Risk Factors

You should carefully consider the risks described below before making an investment decision.

Risks relating to our business

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

Risks related to the notes

The notes are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank junior to all our current and existing senior secured debt (including our senior secured credit facility), and will effectively rank junior to any of our future secured debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the notes will be subordinated to all our existing and future senior indebtedness and structurally junior to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of April 3, 2009 (the date on which the final closing of the issuance of the notes occurred), we had approximately $525.7 million of total debt outstanding, consisting of $222.5 million of senior indebtedness under our senior secured credit facilities and $303.2 million of our existing notes, our existing 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “2 7/8% Convertible Notes”), our existing 16% Convertible Senior Subordinated Notes due 2016 (the “16% Convertible Notes”) and our existing 2.50% Convertible Senior Subordinated Notes due 2014 (the “2.50% Convertible Notes” and together with the notes, the 2 7/8 % Convertible Notes and the 16% Convertible Notes, the “Convertible Notes”).

The notes are obligations of Headwaters Incorporated only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of Headwaters Incorporated and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. Although currently there are no contractual restrictions on the ability of our subsidiaries to pay dividends or distributions to us, in the future, dividends, loans or other distributions to us from our subsidiaries could become subject to contractual and other restrictions.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. As of April 3, 2009 (the date on which the final closing of the issuance of the notes occurred), we had approximately $525.7 million of total debt outstanding, consisting of $222.5 million of senior indebtedness under our senior secured credit facilities and $303.2 million of our existing Convertible Notes. With the exception of amounts outstanding under our revolving credit arrangement, which are repayable not later than September, 2009, as of March 31, 2009, we had no scheduled payments of principal for the next twelve-month period and scheduled annual interest payments of approximately $35.4 million for the next twelve-month period Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We are able to incur additional debt, including senior debt, in the future. The indenture for the notes does not prohibit us from incurring additional debt. As of March 31, 2009, we had $35 million of total availability for potential borrowing under our revolving credit facility which is part of our senior secured credit facility, subject to our compliance with the financial and other covenants included in our revolving credit facility. Any future borrowings we make under our revolving credit facility will be senior to the notes. In addition, the indenture allows us to incur additional debt that may be senior to the notes, including a replacement of our existing senior secured credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the notes. See “Description of certain indebtedness.” If new debt is added to our or our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured credit facility provides that certain change in control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a repurchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions including the provisions requiring the increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our senior secured credit facility limits our ability to pay any cash amount upon the conversion of the notes.

Our existing senior secured credit facility limits our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the notes and prohibits us from making any cash payments on the conversion of the notes if a default or an event of default has occurred under that facility. See “Description of certain indebtedness” herein. Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However such an event would constitute an event of default under our senior secured credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), which would prohibit us in that instance from making any payments upon acceleration of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, holders may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the value of the our common stock is determined.

The conversion value that holders of the notes will receive upon conversion of notes will be determined on the basis of the daily volume-weighted average price of our common stock for each of the 20 consecutive trading days beginning on the third scheduled trading day following the date the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Headwaters Incorporated except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate a holder of the notes for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction. The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate a holder of the notes for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $100 per share or less than $3.49 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 237.7997 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate. Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will be maintained for the notes.

Although the notes have been designated for trading by qualified institutional buyers in the PORTAL market, we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will be maintained for the notes. If an active trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

We have concluded that the notes were issued without “original issue discount” for U.S. federal income tax purposes, but there can be no assurances that the Internal Revenue Service will not successfully assert to the contrary. If the notes were issued with original issue discount holders would be required to accrue any such discount as additional income using a constant yield method over the term of the notes.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. An increase in the conversion rate upon certain fundamental changes would be treated as a distribution to U.S. holders (as defined herein). For non-U.S. holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements.

See “Material United States federal income tax considerations” for a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

Special note regarding forward-looking statements

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement, constitute forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. For a discussion of the factors that could cause actual results to differ from expectations, please see the risk factors described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

No proceeds

We will not receive any proceeds from the sale of the notes and shares of common stock offered by this prospectus. All proceeds from the sale of the shares will be for the benefit of the selling securityholders. See “Selling securityholders” and “Plan of distribution” below.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended September 30,						Six months ended March 31,

	2004	2005	2006	2007	2008		2008	2009

Ratio of earnings to fixed charges	5.90	3.63	4.33	2.52	N/A	*	1.67	N/A	*

*    Total earnings for these periods were less than zero dollars. The deficiency of earnings to fixed charges for the year ended September 30, 2008 was $162.8 million and the deficiency of earnings to fixed charges for the six months ended March 31, 2009 was $481.1 million.

For purposes of calculating the ratio of earnings to fixed charges, (i) fixed charges consist of interest expensed and capitalized, amortization of discount on debt and capitalized expenses related to indebtedness, and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity, plus fixed charges, less interest capitalized.

Range and dividend history of our common stock

The shares of our common stock trade on the New York Stock Exchange under the symbol “HW.” Options on our common stock are traded on the Chicago Board Options Exchange under the symbol “HQK.” The following table sets forth for the periods presented, the high and low trading prices of our common stock as reported by the New York Stock Exchange for 2007, 2008 and the first and second quarters of 2009.

Fiscal 2007	Low	High
Quarter ended December 31, 2006	$21.22	$26.00
Quarter ended March 31, 2007	21.27	25.44
Quarter ended June 30, 2007	16.71	22.94
Quarter ended September 30, 2007	14.10	18.13

Fiscal 2008
Quarter ended December 31, 2007	$10.96	$15.85
Quarter ended March 31, 2008	8.80	14.00
Quarter ended June 30, 2008	9.96	15.35
Quarter ended September 30, 2008	9.26	16.40

Fiscal 2009
Quarter ended December 31, 2008	$3.92	$13.48
Quarter ended March 31, 2009	$1.22	$7.93
April 1, 2009 through May 27, 2009	$2.22	$4.79

As of March 31, 2009 there were 497 stockholders of record of our common stock. We have never paid dividends on our common stock to date and do not intend to pay dividends in the foreseeable future. Pursuant to the terms of our senior secured credit arrangement, we are prohibited from paying cash dividends so long as any of the long-term debt is outstanding. We intend to retain earnings to finance the development and expansion of our business. Payment of common stock dividends in the future will depend upon, among other things, our debt covenants, our ability to generate earnings, our need for capital, our investment opportunities and our overall financial condition.

Description of certain indebtedness

As of April 3, 2009 (the date on which the final closing of the issuance of the notes occurred), we had approximately $222.5 million outstanding under our senior secured credit facility, $91.6 million in aggregate principal amount of our 2 7/8% Convertible Notes, $120.9 million in aggregate principal amount of our 2.50% Convertible Notes, $63.3 million in aggregate principal amount of our 16% Convertible Notes and $27.4 million of our notes.

Senior Secured Credit Facility—The senior secured credit facility consists of a first lien term loan in the amount of $197.5 million, plus $25.0 million outstanding under the revolving credit arrangement. The revolving credit facility provides for up to $60 million of borrowings under the revolving credit arrangement.

With certain limited exceptions, the senior credit facility is senior in priority to all other debt and, with the exception of joint venture assets, is secured by all of our assets. The first lien term loan bears interest, at our option, at either i) the London Interbank Offered Rate (“LIBOR”) plus 3.5%, 4.0%, 4.5% or 5.0%, depending on the credit ratings that have been most recently announced for the loans by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); or ii) the “Base Rate” plus 2.5%, 3.0%, 3.5% or 4.0%, again depending on the credit ratings announced by S&P and Moody’s. Base Rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. As of March 31, 2009, the interest rate was LIBOR plus 5.0%. We can select new LIBOR rates for the first lien term loan for one, two, three or six month periods. The weighted-average interest rate on the first lien term loan was approximately 6.5% at March 31, 2009. Interest on the first lien term loan is generally payable on a quarterly or more frequent basis.

The first lien term loan is repayable $74.8 million in February 2011 and $122.7 million in April 2011, the maturity date of the credit facility. There are mandatory prepayments of the first lien term loan in the event of certain asset sales and debt and equity issuances and from “excess cash flow,” as defined in the agreement. A mandatory prepayment of $2.5 million was made during the quarter ended March 31, 2009 as a result of an asset sale. Optional prepayments of the first lien term loan are permitted without penalty or premium. Once repaid in full or in part, no reborrowings can be made.

Borrowings under the revolving credit arrangement are generally subject to the terms of the first lien term loan agreement. Borrowings and reborrowings of any available portion of the $60.0 million revolver can be made at any time through September 2009, when all revolver loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75% (depending on Headwaters’ “total leverage ratio,” as defined). As of March 31, 2009 there was $15.0 million outstanding under the revolving credit arrangement which amount was increased to $25.0 million subsequent to March 31, 2009. The credit agreement also allows for the issuance of letters of credit, provided there is capacity under the $60.0 million revolver. As of March 31, 2009, stand-by letters of credit totaling approximately $9.4 million were outstanding, with expiration dates ranging from July 2009 to September 2009.

The credit facility contains restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, capital expenditures in excess of $100.0 million annually (plus, in certain circumstances, the unused amount from the prior fiscal year), and the payment of dividends, among others. In addition, Headwaters must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements, as follows: i) a total leverage ratio of 4.75:1 as of March 31, 2009, 4.25:1 as of June 30, 2009, 3.75 as of September 30, 2009, then 3.5:1 from December 31, 2009 through the maturity date; ii) a maximum ratio of consolidated funded indebtedness minus subordinated indebtedness to EBITDA of 2.5:1; and iii) a minimum ratio of EBITDA plus rent payments (EBITDAR), less certain capital expenditures and taxes for the four preceding fiscal quarters, to scheduled rent payments and payments of principal and interest on all indebtedness for the next four fiscal quarters of 1:1 through June 30, 2009, then 1.25:1 for periods ending on or after September 30, 2009.

2 7/8% Convertible Senior Subordinated Notes due 2016—As of April 3, 2009, we had outstanding $91.6 million of 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “2 7/8% Convertible Notes”). These 2 7/8% Convertible Notes are subordinate to the senior secured credit facility described above, rank equally with the 16% convertible senior subordinated notes due 2016 and the 2.50% convertible senior subordinated notes due 2014, both as described herein and will be pari passu with the notes. The holders of the 2 7/8% Convertible Notes may convert the 2 7/8% Convertible Notes into shares of our common stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30 conversion price), or approximately 3.1 million aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to our common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of our common stock, and other similar rights or events that apply to all holders of common stock.

The 2 7/8% Convertible Notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if, prior to June 1, 2011, in any calendar quarter the closing price of our common stock exceeds $39 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the calendar quarter, or, at any time on or after June 1, 2011 the closing price of our common stock exceeds $39 per share; 2) a credit rating, if any, assigned to the 2 7/8% Convertible Notes is three or more rating subcategories below the initial rating, the 2 7/8% Convertible Notes are no longer rated, or any such rating is suspended or withdrawn; 3) the 2 7/8% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2 7/8% Convertible Notes, except this provision is not available if the closing common stock price is between 100% and 120% of the current conversion price of the 2 7/8% Convertible Notes; 4) we call the 2 7/8% Convertible Notes for redemption; and 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the 2 7/8% Convertible Notes are convertible if we enter into an agreement pursuant to which our common stock would be converted into cash, securities or other property.

We may call the 2 7/8% Convertible Notes for redemption at any time prior to June 4, 2011 if the closing common stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case we must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed notes through June 1, 2011). We may redeem any portion of the 2 7/8% Convertible Notes at any time on or after June 4, 2011. In addition, the holders of the 2 7/8% Convertible Notes have the right to require us to repurchase all or a portion of the 2 7/8% Convertible Notes on June 1, 2011 or if a fundamental change in common stock has occurred, including termination of trading. Subsequent to June 1, 2011, the 2 7/8% Convertible Notes require an additional interest payment equal to 0.40% of the average trading price of the 2 7/8% Convertible Notes if the trading price equals 120% or more of the principal amount of the 2 7/8% Convertible Notes.

16% Convertible Senior Subordinated Notes due 2016—As of April 3, 2009, we had outstanding $63.3 million of 16% Convertible Senior Subordinated Notes due 2016 (the “16% Convertible Notes”). These 16% Convertible Notes are subordinate to the senior secured credit facility described above, rank equally with the 2 7/8% convertible senior subordinated notes due 2016 and the 2.50%

convertible senior subordinated notes due 2014, both as described herein and will be pari passu with the notes. The holders of the 16% Convertible Notes may convert the 16% Convertible Notes into shares of our common stock at a conversion rate of 42.5532 shares per $1,000 principal amount ($23.50 conversion price), or approximately 2.7 million aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to our common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of our common stock, and other similar rights or events that apply to all holders of common stock. Upon conversion, we will pay cash up to the principal amount of the 16% Convertible Notes, and, at our option, cash, shares of common stock, or a combination of cash and shares, to the extent the price of our common stock exceeds the conversion price during a 20-trading-day observation period. The conversion rate is adjusted for certain corporate transactions referred to as “fundamental changes.”

The 16% Convertible Notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if, prior to June 1, 2012, in any calendar quarter the closing price of our common stock exceeds $30.55 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the calendar quarter, or, at any time on or after June 1, 2012 the closing price of our common stock exceeds $30.55 per share; 2) a credit rating, if any, assigned to the 16% Convertible Notes is three or more rating subcategories below the initial rating, the 16% Convertible Notes are no longer rated, or any such rating is suspended or withdrawn; 3) the 16% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 16% Convertible Notes; 4) we call the 16% Convertible Notes for redemption; or 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the 16% Convertible Notes are convertible if we enter into an agreement pursuant to which our common stock would be converted into cash, securities or other property.

We may redeem any portion of the 16% Convertible Notes at any time on or after June 4, 2012. In addition, the holder of the 16% Convertible Notes has the right to require us to repurchase all or a portion of the 16% Convertible Notes on June 1, 2012 or if a fundamental change in common stock has occurred, including termination of trading.

2.50% Convertible Senior Subordinated Notes due 2014—As of April 3, 2009 (the date on which the final closing of the notes occurred), we had outstanding $120.9 million of the 2.50% Convertible Senior Subordinated Notes due 2014 (the “2.50% Convertible Notes”). These 2.50% Convertible Notes are subordinate to the senior secured credit facility described above, rank equally with the 2 7/8% Convertible Notes and the 16% Convertible Notes and will be pari passu with the notes. The conversion rate for the 2.50% Convertible Notes is 33.9236 shares per $1,000 principal amount ($29.48 conversion price), subject to adjustment. Upon conversion, we will pay cash up to the principal amount of the 2.50% Convertible Notes, and shares of common stock to the extent the price of our common stock exceeds the conversion price during a 20-trading-day observation period. The conversion rate is adjusted for certain corporate transactions referred to as “fundamental changes.”

The 2.50% Convertible Notes are convertible at the option of the holders prior to December 1, 2013 if any of the following criteria are met: 1) during any fiscal quarter the closing price of our common stock exceeds $38.32 per share for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; 2) during the five-business-day period after any ten-consecutive-trading-day period, the 2.50% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2.50% Convertible Notes; or 3) upon the occurrence of specified corporate transactions. The 2.50% Convertible Notes are convertible on or after December 1, 2013 regardless of the foregoing circumstances. We may not redeem the notes. If we have a “fundamental change,” holders may require us to repurchase the notes at a price equal to the principal amount plus any accrued interest.

In connection with the issuance of the 2.50% Convertible Notes, we entered into convertible note hedge and warrant transactions for the purpose of effectively increasing the common stock conversion price for the 2.50% Convertible Notes from $29.48 per share to $35.00 per share. The convertible note hedge terminates upon the maturity of the 2.50% Convertible Notes or when none of the 2.50% Convertible Notes remain outstanding due to conversion or otherwise.

Description of notes

We issued the notes under an indenture dated as of March 30, 2009 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes, if any, are also covered by a registration rights agreement.

You may request a copy of the indenture and the registration rights agreement from us as described under “Documents incorporated by reference.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Headwaters Incorporated and not to its subsidiaries.

General

The notes

•	will be general unsecured, senior subordinated obligations of the Company;

•

will initially be limited to an aggregate principal amount of $28,000,000, provided the terms of the indenture under which the notes were issued allows for the issuance of up to an aggregate principal amount of $75,000,000 of the notes;

•	will bear cash interest from March 30, 2009 at an annual rate of 14.75%, payable on February 1 and August 1 of each year, beginning August 1, 2009;

•	will mature on February 1, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000;

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance”; and are expected to be eligible for trading on The PORTAL Market.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of 48.4623 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $20.63 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 20 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not prohibit us from incurring additional debt. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an aggregate principal amount not to exceed $75 million, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes.

We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of 14.75% per year until maturity. Interest on the notes will accrue from March 30, 2009, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2009. We will pay additional interest, if any, under the circumstances described under “—Registration rights.”

Interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured, senior subordinated obligations of the Company ranking equally in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The notes will rank junior to all existing and future senior indebtedness and effectively rank junior to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes will effectively rank junior to all liabilities, including trade payables, of the Company’s subsidiaries.

As of April 3, 2009 (the date of the final closing of the issuance of the notes), we had approximately $525.7 million of total debt outstanding, including $222.5 million of senior indebtedness under our senior secured credit facility, $91.6 million of our existing 2 7/8% Convertible Notes, $120.9 of our existing 2.50% Convertible Notes, $63.3 million of our existing 16% Convertible Notes and $27.4 million of our existing notes. See “Description of certain indebtedness.”

Conversion rights

General

Prior to the close of business on the business day immediately preceding December 1, 2013, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after December 1, 2013, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date.

The conversion rate will initially be 48.4623 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $20.63 per share of common stock). Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 20 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” For example, assuming an applicable conversion rate of 48.4623 shares of our common stock per $1,000 principal amount of notes, if you convert $1,000 principal amount of notes and the daily conversion value (as defined below) for each trading day of the observation period (as defined below) was $70.0013, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock for each trading day of the observation period was $41.27, nine shares of common stock and $28.60 in cash (in lieu of the approximately 0.6929 fractional shares of our common stock). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	for conversions on or following December 1, 2013; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name; in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, initially the trustee, for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 30 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date.

Conversions on or after December 1, 2013

On or after December 1, 2013, holders may convert each of their notes at any time prior to the close of business on the third business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture. If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) one-twentieth of $1,000 and (ii) the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds one-twentieth of $1,000, a number of shares equal to (A) the difference between the daily conversion value and one-twentieth of $1,000, divided by (B) the daily VWAP for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

The “observation period” with respect to any note means:

•	for notes with a conversion date on or after December 1, 2013, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 20 consecutive trading days beginning on, and including, the second scheduled trading day following the conversion date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding tie notes, in any of the transactions described below without having to convert their notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable

CR’ = the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date

OS’ = the number of shares of our common stock outstanding immediately after such ex-dividend date or effective date

(2) If we issue to all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance

CR’ = the conversion rate in effect immediately after such ex-dividend date

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after such ex-dividend date

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 pm., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this clause (3) to “10 days” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C = the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect on the date the tender or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date the tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from and including the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 days” shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a stock split or stock dividend).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•

for the avoidance of doubt, for (i) the issuance of common stock by us (other than to all or substantially all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered, upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction constitutes a fundamental change described in clause (1) or (2) of such term (as defined under “—Fundamental change permits holders to require us to purchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Stock Price
Effective date	$3.49	$5.00	$10.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
March 26, 2009	113.9697	72.6149	31.1381	19.4323	13.9219	10.6880	8.5544	5.9100	4.3372	3.3021	2.5756	2.0426	1.6388	1.3254
February 1, 2010	121.9903	75.6483	29.8806	18.0932	12.8703	9.8868	7.9372	5.5275	4.0925	3.1420	2.4699	1.9727	1.5932	1.2965
February 1, 2011	137.6438	83.5205	28.6454	15.8476	10.9085	8.3074	6.6700	4.6813	3.5022	2.7189	2.1609	1.7443	1.4227	1.1682

	Stock Price
Effective date	$3.49	$5.00	$10.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
February 1, 2012	161.8586	98.4173	29.6936	13.3668	8.1858	5.9726	4.7409	3.3362	2.5201	1.9787	1.5923	1.3026	1.0773	0.8974
February 1, 2013	192.8393	119.9662	36.1430	11.8473	4.5985	2.5866	1.9071	1.3319	1.0156	0.8056	0.6556	0.5431	0.4556	0.3856
February 1, 2014	237.7997	151.3486	51.4432	18.1413	1.4904	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $3.49 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 237.7997 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 30th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange.

A fundamental change will not be deemed to have occurred, however if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the fundamental change purchase date the notes to be purchased, duly endorsed for transfer, together with a written notice of your intent to exercise your repurchase right, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 10:00 a.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes, on the business day following the fundamental change purchase date, then, effective on the fundamental change purchase date:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue; and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes” under the caption “We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon conversion, which may increase your credit risk.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Subordination of the notes

The payment of the principal of, and the cash portion of the conversion obligation and any interest amount on, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of the Company. The notes will rank pari passu in right of payment to all of our other senior subordinated indebtedness of the Company and senior in right of payment to all of our subordinated indebtedness of the Company.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•

any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•	in case of a payment default of designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•

in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A substantial portion of our consolidated operations are, and in the future may continue to be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

A substantial portion of our consolidated assets are held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

At April 3, 2009 (the date on which the final closing of the issuance of the notes occurred), we and our subsidiaries had $222.5 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which relates to borrowings under our senior secured credit facility.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.

“Designated senior indebtedness” means the indebtedness under our existing senior secured credit facility and any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

“Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of the Company, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness (a) shall not be senior in right of payment to the notes, (b) shall be equal or junior in right of payment to the notes, or (c) shall be junior in right of payment to any of our other indebtedness;

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

“Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the notes.

We will not incur, directly or indirectly, or otherwise become liable for any indebtedness which is subordinated or junior in right of payment to any senior indebtedness unless such indebtedness is senior subordinated indebtedness or is subordinated indebtedness. This covenant will not limit our ability to incur unsecured senior indebtedness.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “Registration rights”) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;

(6) failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) a failure to pay when due at maturity or a default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), unless such failure is cured or such acceleration is rescinded, stayed or annulled within 10 days after receipt by the Company of written notice of default is given to the Company from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”); and

(9) a final judgment for the payment of $10 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any, right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) conform the provisions of the indenture to the “Description of notes” section in this prospectus.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the notes.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale, transfer or disposal of the securities in accordance with the registration statement;

•

the securities become eligible to be sold pursuant to Rule 144 or any successor provision (assuming such securities are not then owned, and were not previously owned since their issue, by an affiliate of Headwaters);

•

the sale or distribution of the registrable securities pursuant to Rule 144 under the Securities Act, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed pursuant to the Indenture; or

•	the registrable securities cease to be outstanding (including, in the case of the Notes, upon conversion).

Subject to certain rights to suspend use of the shelf registration statement, of which this prospectus is a part, we will use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the first anniversary of the date of the original issuance of the notes and (2) such time as all of the registrable securities cease to be registrable securities (as defined in the registration rights agreement).

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement, of which this prospectus is a part:

•	the holder will be required to be named as a selling securityholder in the prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer restrictions,” at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use commercially reasonable efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. Such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the earlier of (1) the date on which all registration defaults have been cured and (2) the date the shelf registration statement is no longer required to be kept effective. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder named as a selling securityholder copies of the related prospectus, notify each registered holder named as a selling securityholder when the shelf registration statement has become effective and take certain other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Documents incorporated by reference.”

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, and it is trustee for our 2 7/8% Convertible Notes, 2.50% Convertible Notes and 16% Convertible Notes.

We will provide to the trustee, upon request, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may prescribe) which we are required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the Commission such reports as may be prescribed by the Commission at such time.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the state of New York.

Description of capital stock

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to our Form 10-K. You should read our certificate of incorporation and our bylaws for additional information before you buy any of the notes offered hereby. See “Where you can find more information” and “Documents incorporated by reference.”

Common stock

As of March 31, 2009, our authorized common stock was 100 million shares, of which approximately 42.3 million shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred stock

As of March 31, 2009, our authorized preferred stock was 10 million shares, none of which were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Anti-takeover provisions of Delaware law and charter provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•

upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of liability and indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Material United States federal income tax considerations

General

The following is a discussion of the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes and the holding and disposition of shares of our common stock and is applicable to holders who hold the notes and shares of our common stock issued upon conversion of notes as capital assets. This discussion, insofar as it relates to U.S. federal income tax law or legal conclusions with respect thereto, represents the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, and is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

•

any trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means any beneficial owner of a note that is not a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes) and is not a U.S. holder.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. holders

Interest

A U.S. holder of the notes will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s regular method of tax accounting. If the terms of a debt instrument entitle a holder to receive payments, other than certain fixed periodic interest payments, that, in the aggregate, exceed the issue price of the instrument, the debt instrument may be treated as issued with “original issue discount,” in which case the holder would be required to accrue interest income using a constant yield method over the term of the instrument.

We have determined that the issue price of the notes should be treated as being equal to their principal amount. Accordingly, we are treating the notes as having been issued, and this U.S. federal income tax discussion assumes the notes were issued, without original issue discount for U.S. federal income tax purposes.

Our determination was based on our conclusion that neither the notes nor our 2.50% Convertible Senior Subordinated Notes due 2014 (“old notes”) satisfy the “publicly traded” criteria under applicable Treasury regulations; the notes were originally issued in exchange for a portion of the old notes. There can be no assurance that the IRS will not successfully assert, whether because the notes or the old notes should be treated as publicly traded or for other reasons, that the notes were issued with original issue discount. Were the IRS to be successful in any such assertion holders would be required to accrue and take into income any original issue discount (using a constant yield method over the term of the notes).

Disposition of notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion into a combination of cash and common shares), a U.S. holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note will be the purchase price for the note. Subject to the market discount rules discussed below under “Market discount and bond premium,” this gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Under current law, long-term capital gain recognized by certain noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. Subject to limited exceptions, capital losses cannot be used to offset a U.S. holder’s ordinary income.

Market discount and bond premium

If a U.S. holder purchases a note for an amount less than its principal amount, the difference will be treated as market discount. Under the market discount rules, such holder will be required, subject to a de minimis exception, to treat any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common shares pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income upon disposition of the common shares. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase a note for an amount in excess of its principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to the value of a note’s conversion feature. Amortizable premium can only offset interest income on a note and may not be deducted against other income. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

The rules regarding market discount and amortizable premium are complex, and U.S. holders should consult their own tax advisors regarding these rules.

Conversion of notes

If we satisfy the conversion obligation in part cash and part common shares, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of the notes. If the conversion of the notes constitutes a recapitalization, a U.S. holder will recognize as taxable income any gain realized in the conversion to the extent of the cash received (excluding amounts or shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share), but no loss will be recognized on such conversion. The gain recognized will be taxed as described under “—Disposition of notes” above. The holder’s tax basis in the common shares permitted to be received tax-free will equal the holder’s tax basis in the corresponding note (reduced by any tax basis allocable to a fractional common share), less the amount of cash received (excluding amounts allocable to accrued but unpaid interest and cash received in lieu of a fractional common share), plus the amount of taxable gain recognized on the conversion. The holder’s holding period for the common shares received will include the holding period for the corresponding note (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share.

If the conversion of the notes is instead treated as in part a conversion into common shares and in part a payment in redemption of the notes, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common shares (excluding shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share. The U.S. holder’s tax basis in the common shares received upon conversion of the notes would be equal to the holder’s tax basis in the portion of the note treated as converted (reduced by any tax basis allocable to a fractional common share), and increased to the extent of any interest inclusion (to the extent not previously included in income). The holder’s holding period for the common shares received will include the holding period for the portion of the note treated as converted (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. holder would recognize gain or loss equal to the difference between the amount of cash received (excluding amounts allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. holder’s adjusted tax basis allocable to such portion of the notes exchanged therefor. The gain or loss recognized will be taxed as described under “—Disposition of notes” above.

Alternatively, in the event that we satisfy the conversion obligation entirely in cash, a U.S. holder will recognize gain or loss equal to the difference between the proceeds received by the holder (excluding amounts attributable to accrued but unpaid interest which will be taxable as ordinary income if not previously included in such holder’s income) and the holder’s adjusted tax basis in the note. See “—Disposition of notes” above.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment under certain circumstances (see “Description of notes—Conversion rights—Conversion rate adjustments”). Certain adjustments to (or failures to make such adjustments to) the conversion rate of the notes that increase a U.S. holder’s proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to the holder, whether or not the holder ever converts the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate U.S. holders of notes for distributions of cash or property to our shareholders. Any such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. holders could have taxable income as a result of an event pursuant to which they receive no cash or property. A U.S. holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares will be treated as a constructive distribution to such holders of common shares, taxable as described below.

Distributions on common stock

Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction and dividends received by noncorporate U.S. holders, including individuals, may currently qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Disposition of common stock

Subject to the market discount rules discussed above under “Market discount and bond premium,” gain or loss realized by a U.S. holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is more than one year (including the holder’s holding period for the converted note, if applicable). Under current law, long-term capital gain recognized by noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Non-U.S. holders

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

Interest

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect, actual or constructive, owner of 10% or more of the total voting power of all our voting stock,

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•

we or our paying agent receives certain information from the non-U.S. holder (or a financial institution that holds the notes in the ordinary course of its trade or business), including certification that such holder is a non-U.S. holder.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Conversion of notes

A non-U.S. holder will not be subject to U.S. federal income or withholding tax upon receipt of shares of our common stock on the conversion of the notes (excluding shares allocable to interest). To the extent a non-U.S. holder recognizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional common share upon conversion), such gain would be subject to the rules described below under “—Disposition of notes or common stock” with respect to the sale or exchange of a note. To the extent that a non-U.S. holder receives upon conversion any cash or common shares attributable to accrued but unpaid interest not previously included in income, such shares would be subject to the rules described above for interest.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders. See “—U.S. Holders—Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described below under “—Distributions on Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common shares. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the notes or, if appropriate, from the proceeds on sale or conversion of the notes.

Distributions on common stock

Dividends paid to a non-U.S. holder on our common stock will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under an applicable income tax treaty. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Except to the extent provided by an applicable income tax treaty, dividends on our common stock (or constructive dividends, see “—Adjustment of conversion rate” above) that are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If dividends (or constructive dividends) are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of dividends will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Disposition of notes or common stock

Subject to the rules described below under “—Information reporting and backup withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note or common shares unless:

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, if the non-U.S. holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States,

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements or

•

we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale or other taxable disposition and the period during which the non-U.S. holder held the notes or common shares. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on such sale or other taxable disposition by a non-U.S. holder will be subject to U.S. federal income tax if our stock is no longer regularly traded on an established securities market (as defined in the applicable Treasury regulations) and, with respect to the notes, the non-U.S. holder holds notes that, on the date of their acquisition, had a fair market value greater than 5% of the value of our stock.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note or shares of common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Information reporting and backup withholding

Information returns may be filed with the IRS in connection with payments on the notes, the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Selling securityholders

We originally issued the notes in a private placement to certain existing holders of our 2.50% Convertible Notes who are qualified institutional buyers through several closings which occurred from March 30, 2009 to April 3, 2009 pursuant to an exchange offer conducted under Section 4(2) of the Securities Act.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with respect to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the first anniversary of the date of the original issuance of the notes and (2) such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (i) sold or otherwise transferred pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or (iii) such notes or common stock are eligible to be sold pursuant to Rule 144 or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours). See “Description of notes—Registration rights.” The selling securityholders, which term includes their transferees, pledges, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. Upon request by a selling securityholder following the effectiveness of the registration statement of which this prospectus is a part, we will file a prospectus supplement naming those transferees, donees or pledgees or their successors who are able to offer and sell the notes and the underlying common stock pursuant to this prospectus. We have included as Annex A a form of notice and questionnaire to be completed and delivered by a holder interested in selling notes or common stock pursuant to this prospectus.

The following table sets forth information that we have received through May 27, 2009 regarding the principal amount of notes and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus. Information with respect to selling securityholders and beneficial ownership of the notes is based upon information provided by or on behalf of the selling securityholders. Unless otherwise described below, no selling securityholder nor any of its affiliates is a broker-dealer, has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. No selling securityholder that is a broker-dealer acquired the notes as compensation for underwriting activities, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. Selling securityholders that are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information. With respect to any securityholder who acquires notes after the effectiveness of this registration statement, we may supplement this prospectus under the Securities Act to add that securityholder to the table.

A selling securityholder may offer all, some or none of the notes or the shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of the notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Changed information regarding selling securityholders will be set forth in an amendment to the registration statement, of which this prospectus is a part, or a supplement to this prospectus, as required by law.

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
Whitebox Diversified Convertible Arbitrage Partners, LP (4)	$1,400,000	5.1	67,847	67,847	*	0

Whitebox Series D Master Portfolio II LP (5)	$2,450,000	8.9	118,733	118,733	*	0

Highbridge International LLC (6)	$23,520,000	86.0	1,991,050(7)	1,139,833	2.7	851,217

*	Less than 1%.

(1)    Assumes conversion of all of the holder’s notes at a conversion rate of 48.4623 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of notes – Conversion of notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)    Calculated based on Rule 13d-3(d)(1), using 42,332,178 shares of common stock outstanding as of March 31, 2009. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)    Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number of percentage of notes and common stock that the selling securityholder will hold upon consummation of any sales. The information presented assumes that all of the selling securityholders will fully convert the notes for cash and shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.

(4)    Andrew J. Redleaf as Managing Member of the General Partner of Whitebox Diversified Convertible Arbitrage Partners, LP may be deemed to have investment and/or voting control of the securities.

(5)    Andrew J. Redleaf as Managing Member of the General Partner of Whitebox Series D Master Portfolio II LP may be deemed to have investment and/or voting control of the securities.

(6)    Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(7)    Includes 323 shares of outstanding common stock, 1,139,833 shares upon conversion of the notes and 850,894 shares upon conversion of our 16% Convertible Senior Subordinated Notes due 2016.

Plan of distribution

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders will be the purchase price of the notes less any discounts and commissions. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

Each selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act and the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•

on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, we cannot assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “HW.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Any selling securityholder who is a “broker-dealer” shall be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless the selling securityholder received the securities it is offering for resale as compensation for underwriting activities. To our knowledge, none of the selling securityholders are registered broker-dealers or are affiliated with registered broker-dealers.

Pursuant to the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal matters

The validity of notes and common stock offered by this prospectus and the enforceability of our obligations under the notes are being passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York.

Experts

The consolidated financial statements of Headwaters Incorporated appearing in Headwaters Incorporated’s Annual Report (Form 10-K) for the year ended September 30, 2008 and the effectiveness of Headwaters Incorporated internal control over financial reporting as of September 30, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

Documents incorporated by reference

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on November 21, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009, filed with the SEC on February 6, 2009 and May 7, 2009;

•

our Current Reports on Form 8-K filed with the SEC on December 22, 2008, April 3, 2009, April 16, 2009, April 20, 2009 and May 5, 2009 (excluding the information furnished in Item 2.02 thereof, which is not deemed filed and which is not incorporated by reference herein); and

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. Our telephone number is (801) 984-9400.

Annex A

HEADWATERS INCORPORATED

FORM OF NOTICE OF REGISTRATION STATEMENT AND SELLING

SECURITYHOLDER ELECTION AND QUESTIONNAIRE

14.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

NOTICE

Headwaters Incorporated (the “Company”) has filed, or intends shortly to file, with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 or such other Form as may be available (the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s 14.75% Convertible Senior Subordinated Notes due 2016 (CUSIP No. 42210P AH5) (the “Notes”), and common stock, $0.001 par value (the “Common Stock”), issuable upon conversion of the Notes (the “Shares” and together with the Notes, the “Transfer Restricted Securities”) in accordance with the terms of the Registration Rights Agreement, dated as of March 30, 2009 (the “Registration Rights Agreement”), between the Company and the investors signatory thereto. A copy of the Registration Rights Agreement is available from the Company. All capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Registration Rights Agreement.

To sell or otherwise dispose of any Transfer Restricted Securities pursuant to the Shelf Registration Statement, a beneficial owner of Transfer Restricted Securities generally will be required to be named as a Selling Securityholder in the related Prospectus, deliver a Prospectus to purchasers of Transfer Restricted Securities, be subject to certain civil liability provisions of the Securities Act and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification rights and obligations, as described below). To be included in the Shelf Registration Statement, this Notice and Questionnaire must be completed, executed and delivered to the Company at the address set forth herein for receipt prior to or on the 20th calendar day from the receipt hereof (the “Notice and Questionnaire Deadline”). Beneficial Owners that do not complete and return this Notice and Questionnaire prior to the Notice and Questionnaire Deadline and deliver it to the Company as provided below will not be named as Selling Securityholders in the Shelf Registration Statement and, therefore, will not be permitted to sell any Transfer Restricted Securities pursuant to the Shelf Registration Statement.

Certain legal consequences arise from being named as a Selling Securityholder in the Shelf Registration Statement and the related Prospectus. Accordingly, holders and beneficial owners of Transfer Restricted Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a Selling Securityholder in the Shelf Registration Statement and the related Prospectus.

ELECTION

The undersigned holder (the “Selling Securityholder”) of Transfer Restricted Securities hereby elects to include in the Shelf Registration Statement the Transfer Restricted Securities beneficially owned by it and listed below in Item III (unless otherwise specified under Item III). The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound with respect to such Transfer Restricted Securities by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Selling Securityholder has agreed to indemnify and hold harmless the Company, any underwriter, each other Holder, their respective officers, directors, partners, employees, representatives and agents, and each person, if any, who controls the Company, any underwriter and any other Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against certain losses arising in connection with statements concerning the Selling Securityholder made in the Shelf Registration Statement or the related Prospectus in reliance upon the information provided in this Notice and Questionnaire.

The Selling Securityholder hereby provides the following information and represents and warrants that such information is accurate and complete:

QUESTIONNAIRE

I. A. Full Legal Name of Selling Securityholder:

B. Full legal name of registered holder (if not the same as (a) above) through which Transfer Restricted Securities listed in (3) below are held:

C. Full legal name of DTC participant (if applicable and if not the same as (b) above) through which Transfer Restricted Securities listed in Item III are held:

D. Taxpayer identification or social security number of Selling Securityholder:

II. Address for notices to Selling Securityholder:

Telephone:

Fax:

Email:

Contact Person:

III. Beneficial ownership of Transfer Restricted Securities:

A. Type of Transfer Restricted Securities beneficially owned, and principal amount of Notes or number of shares of Common Stock, as the case may be, beneficially owned:

B. CUSIP No(s). of such Transfer Restricted Securities beneficially owned:

C. Amount of Transfer Restricted Securities that the undersigned wishes to be included in the Shelf Registration Statement:

IV. Beneficial ownership of the Company’s securities owned by the Selling Securityholder:

EXCEPT AS SET FORTH BELOW IN THIS ITEM IV, THE UNDERSIGNED IS NOT THE BENEFICIAL OR REGISTERED OWNER OF ANY SECURITIES OF THE COMPANY OTHER THAN THE TRANSFER RESTRICTED SECURITIES LISTED ABOVE IN ITEM III (“Other Securities”).

A. Type and amount of Other Securities beneficially owned by the Selling Securityholder:

B. CUSIP No(s). of such Other Securities beneficially owned:

V. Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exception here:

VI. Nature of the Selling Securityholder:

(a) Identify any natural person or other persons having voting and investment control over the Company securities owned by the Selling Securityholder.

Is the Selling Securityholder a reporting company under the Exchange Act, a majority owned subsidiary of a reporting company under the Exchange Act or a registered investment company under the Investment Company Act? If so, please state which one.

If the entity is a majority owned subsidiary of a reporting company, identify the majority stockholder that is a reporting company.

(b) Is the Selling Securityholder a registered broker-dealer?

☐  Yes        ☐  No

If yes, state whether the Selling Securityholder received the Transfer Restricted Securities as compensation for underwriting activities and, if so, provide a brief description of the transaction(s) involved.

State whether the Selling Securityholder is an affiliate of a broker-dealer and if so, list the name(s) of the broker-dealer affiliate(s). For the purposes of this Item VI(b), an “affiliate” of a broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such broker-dealer, and does not include individuals employed by any such broker-dealers or by their affiliates.

☐  Yes        ☐  No

If the answer is “Yes”, you must answer the following:

If the Selling Securityholder is an affiliate of a registered broker-dealer, the Selling Securityholder purchased the Transfer Restricted Securities (i) in the ordinary course of business, and (ii) at the time of the purchase of the Transfer Restricted Securities, had no agreements or understanding, directly or indirectly, with any person to distribute the Transfer Restricted Securities.

☐  Yes        ☐  No

If the answer is “No”, state any exceptions here:

If the answer is “No”, this may affect your ability to be included in the Shelf Registration Statement.

VII. Plan of Distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Transfer Restricted Securities listed above in Item III pursuant to the Shelf Registration Statement only as follows (if at all). Such Transfer Restricted Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents.

If the Transfer Restricted Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. Such Transfer Restricted Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

1. on any national securities exchange or quotation service on which the Transfer Restricted Securities may be listed or quoted at the time of sale;

2. in the over-the-counter market;

3. in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

4. through the writing of options.

In connection with sales of the Transfer Restricted Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Transfer Restricted Securities and deliver Transfer Restricted Securities to close out such short positions, or loan or pledge Transfer Restricted Securities to broker-dealers that in turn may sell such securities. State any exceptions here:

By signing below, the Selling Securityholder acknowledges that it understands its obligation to comply, and agrees it will comply, with the prospectus delivery requirements and other provisions of the Securities Act and Exchange Act and the respective rules and regulations promulgated thereunder, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Transfer Restricted Securities pursuant to the Shelf Registration Statement. If the Selling Securityholder transfers all or any portion of the Transfer Restricted Securities listed in Item III above after the date on which such information is provided to the Company, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement and agrees to deliver a notice of such transfer to the Trustee and the Company (i) in the case of a transfer of the Notes or the shares of Common Stock issuable upon conversion of the Notes, in substantially the form attached as Exhibit 1 to this Notice and Questionnaire, or (ii) in the case of a transfer of shares of Common Stock issuable upon conversion of the Warrants, in substantially the form attached as Exhibit 2 to this Notice and Questionnaire.

By signing below, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items I through VI above and the inclusion of such information in the Shelf Registration Statement and the related Prospectus. The Selling Securityholder understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related Prospectus.

In accordance with the Selling Securityholder’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the Selling Securityholder agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing at the address set forth below.

Once this Notice and Questionnaire is executed by the Selling Securityholder and received by the Company, the terms of this Notice and Questionnaire and the representations and warranties contained herein shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Securityholder with respect to the Transfer Restricted Securities beneficially owned by such Selling Securityholder and listed in Item III above. It shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated:

BENEFICIAL OWNER

By:
Name:
Title:

Please return the completed and executed Notice and Questionnaire for receipt prior to or on the 10th calendar day from the date hereof to:

Headwaters Incorporated

10653 South Riverfront Parkway, Suite 300

South Jordan, Utah 84095

Attention: Harlan M. Hatfield, General Counsel

Facsimile: (801) 984-9430

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California 94105

Attention: Linda C. Williams, Esq.

Facsimile: (415) 983-1200

EXHIBIT 1 TO NOTICE AND QUESTIONNAIRE

NOTICE OF TRANSFER PURSUANT

TO REGISTRATION STATEMENT

Headwaters Incorporated

10653 South Riverfront Parkway, Suite 300

South Jordan, Utah 84095

Re:	Headwaters Incorporated
14.75% Convertible Senior Subordinated Notes due 2014 (the “Notes”)

Ladies and Gentlemen:

Please be advised                      that has transferred $                     aggregate principal amount of the above-referenced Notes or              shares of the Company’s common stock issued on conversion or repurchase of Notes, pursuant to the Registration Statement on Form S-3 (File No. 333-                    ) filed by the Company.

We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied with respect to the transfer described above and that the above named beneficial owner of the Notes or common stock is named as a selling securityholder in the Prospectus, dated                     , or in amendments or supplements thereto, and that the aggregate principal amount of the Notes or number of shares of common stock transferred are [all] [a portion of] the Notes or common stock listed in such Prospectus, as amended or supplemented, opposite such owner’s name.

Very truly yours,

[name]

By:
(Authorized Signature)

Name:

Title:

Dated:

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(Please Print)

Signature:

Date:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND

QUESTIONNAIRE TO HEADWATERS INCORPORATED AS FOLLOWS:

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

Attention: Harlan M. Hatfield, General Counsel

with a faxed copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Facsimile: (415) 983-1200

Attention: Linda C. Williams

PART II

Information not required in prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling securityholders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$1,527
Printing costs	$2,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$20,000
Trustee and Transfer Agent fees and expenses	$10,000
Miscellaneous	$5,000

Total	$53,527

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of the registrant’s certificate of incorporation exonerates the registrant’s directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

The registrant maintains directors’ and officers’ liability insurance policies. The registrant has entered into contracts with its directors and executive officers providing for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 16. Exhibits

Exhibit Number	Description of Document

4.1

Indenture, dated as of March 30, 2009, between the registrant and Wells Fargo Bank, N.A., including the form of Note. Incorporated by reference to Exhibit 4.6 filed with Headwaters’ Current Report on Form 8-K, filed April 3, 2009.

4.2

Registration Rights Agreement, dated as of March 30, 2009, among the registrant and the initial purchasers of the notes. Incorporated by reference to Exhibit 4.6.1 filed with Headwaters’ Current Report on Form 8-K, filed April 3, 2009.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 filed with Headwaters’ Quarterly Report on Form 10-Q, for the quarter ended March 31, 2009.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1	Power of Attorney (see page II-5).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.

Item 17. Undertakings

(a) The	undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on May 28, 2009.

HEADWATERS INCORPORATED

By	/s/ KIRK A. BENSON
Kirk A. Benson
Chairman and Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Steven G, Stewart and Harlan M. Hatfield, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ KIRK A. BENSON Kirk A. Benson	Director and Chief Executive Officer (Principal Executive Officer)	May 28, 2009

/s/ STEVEN G. STEWART Steven G. Stewart	Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	May 28, 2009

/s/ JAMES A. HERICKHOFF James A. Herickhoff	Director	May 28, 2009

/s/ RAYMOND J. WELLER Raymond J. Weller	Director	May 28, 2009

/s/ E. J. “JAKE” GARN E. J. “Jake” Garn	Director	May 28, 2009

/s/ R. SAM CHRISTENSEN R. Sam Christensen	Director	May 28, 2009

/s/ WILLIAM S. DICKINSON William S. Dickinson	Director	May 28, 2009

/s/ MALYN K. MALQUIST Malyn K. Malquist	Director	May 28, 2009

/s/ BLAKE O. FISHER, JR. Blake O. Fisher, Jr.	Director	May 28, 2009

Exhibit index

Exhibit Number	Description of Document

4.1

Indenture, dated as of March 30, 2009, between the registrant and Wells Fargo Bank, N.A., including the form of Note. Incorporated by reference to Exhibit 4.6 filed with Headwaters’ Current Report on Form 8-K, filed April 3, 2009.

4.2

Registration Rights Agreement, dated as of March 30, 2009, among the registrant and the initial purchasers of the notes. Incorporated by reference to Exhibit 4.6.1 filed with Headwaters’ Current Report on Form 8-K, filed April 3, 2009.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 filed with Headwaters’ Quarterly Report on Form 10-Q, for the quarter ended March 31, 2009.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1	Power of Attorney (see page II-5).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.